UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) May 9, 2012

Assisted Living Concepts, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-13498	93-1148702
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W140 N8981 Lilly Road, Menomonee Falls, Wisconsin 53051
(Address of Principal Executive Offices) (Zip Code)

(262) 257-8888
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As previously disclosed, on April 26, 2012, Ventas Realty, Limited Partnership (“Ventas”), the landlord for eight assisted living facilities operated by Assisted Living Concepts, Inc. (the “Company”), instituted a lawsuit against the Company seeking a declaratory judgment that the Company has breached its obligations under the lease with Ventas and forfeited its right to possession of the leased premises. The complaint, captioned Ventas Realty, Limited Partnership v. ALC CVMA, LLC, et al., 12-cv-03107, was filed in United States District Court for the Northern District of Illinois and alleges that the Company’s receipt of notices of intent to revoke permits from state regulators with respect to its licenses to operate three assisted living facilities in Georgia and Alabama subject to the lease constitutes a violation of the lease.  On May 4, 2012, Ventas filed papers with the court seeking the emergency appointment of a receiver to operate the facilities covered by the lease.  The application for appointment of a receiver was denied by the court on May 9, 2012.

On May 9, 2012, the Company received a letter from Ventas, which included assertions that, in violation of the lease, the Company attempted to voluntarily terminate a license to operate an assisted living facility in Alabama, received notices of intent to revoke permits from state regulators with respect to its licenses to operate three assisted living facilities in Georgia and Alabama, and submitted fraudulent information by treating units leased to employees as bona fide rentals by third parties and, therefore, may not have been in compliance with the minimum occupancy covenant and coverage ratio covenants.  In addition, the letter alleges that the Company failed to provide required notices, including with respect to fires at an assisted living facility in Florida subject to the lease, failed to comply with requirements with respect to repair work including prior notice before commencing work and failed to provide information previously requested by Ventas.  Furthermore, the letter asserts that these alleged actions constitute events of default under the lease.

On May 10, 2012, Ventas filed a motion with the court to amend its original complaint to expand the factual allegations to include the allegations referenced in the May 9th letter relating to the Company’s proposed voluntary termination of a license to operate an assisted living facility in Alabama subject to the lease and to the Company’s failure to notify and obtain approvals from Ventas in relation to two fires at an assisted living facility in Florida subject to the lease; to withdraw its claims for declaratory relief; and to assert instead claims for breach of contract against the eight subsidiaries that are the tenants under the lease and a claim against the Company for breach of the Guaranty of Lease it executed with respect to the Ventas lease on or about January 1, 2008.  The amended complaint also seeks to expand the requested relief to include termination of the lease and monetary damages including accelerated payment of all rental obligations thereunder, and monetary damages for breach of the Guaranty.

If Ventas is successful in pursuing its claims, Ventas could invoke the remedies available to it under the lease, which could include the acceleration of rent payments and the loss of the Company's ability to continue to operate the eight properties under the lease.  Assuming the Company is able to realize tax benefits from the payments, at its current tax rate of 37.0%, the Company estimates, calculated as of March 31, 2012, that the accelerated rent payments would reduce future net income by approximately $10.2 million.  This amount may be reduced in certain jurisdictions by future rent payments to Ventas from leasing the properties to others.  In addition to the cash payment discussed above, if the Company were to lose the ability to operate these eight properties, it estimates, calculated as of March 31, 2012, that it would record certain non-cash charges to its future net income in the amount of $6.9 million assuming it is able to realize tax benefits from such charges at its current tax rate of 37.0%.  These charges to net income consist of the write-off of $5.5 million of operating lease intangibles, $1.6 million of property and equipment remaining with the property and $0.3 million of other current assets, partially offset by $0.5 million of a deferred rent liability.  The Company is not able to provide assurance that the tax benefits resulting from any such payments and write-offs would be realized. The eight properties under the Ventas lease had revenue and an operating loss of $3.2 million and $(0.4) million, respectively, for the first quarter of 2012 and $13.3 million and $(1.7) million, respectively, for the year ended December 31, 2011.

In addition, the Company is party to a lease with MLD Delaware Trust (“MLD”) under which the Company operates four properties containing a total of 156 units.  The Company believes that Ventas, Inc., the general partner of Ventas, or an affiliate of Ventas, Inc., acquired this lease as part of a July 1, 2011 merger with Nationwide Health Properties, Inc.  The MLD lease provides that a material default by the Company, or its affiliates, under any other agreement between the Company, or its affiliates, and MLD, or its affiliates, other than the MLD lease, which is not cured within the applicable cure period, if any, would be considered an event of default.  Therefore, if the events referred to above were found to be a material default under the Ventas lease, MLD may assert that it has the ability to terminate the MLD lease, dispossess the Company from the premises, and accelerate all rent and obligations under the MLD lease.  Assuming the Company is able to realize tax benefits from the payments at its current tax rate of 37.0%, the Company estimates, calculated as of March 31, 2012, that the accelerated rent payments would reduce future net income by approximately $3.5 million.  This amount may be reduced in certain jurisdictions by future rent payments to Ventas from leasing the properties to others.  In addition to the cash payment discussed above, if the Company were to lose the ability to operate these four properties, it estimates, calculated as of March 31, 2012, that it would record certain non-cash charges to its future net income in the amount of $0.8 million assuming it is able to realize tax benefits from such charges at its current tax rate of 37.0%.  These charges to net income consist of the write-off of $0.7 million of property and equipment and $0.1 million of other current assets.  The Company is not able to provide assurance that the tax benefits resulting from any such payments and write-offs would be realized.  The four properties under the MLD lease had revenue and operating income of $1.4 million and $0.4 million, respectively, for the first quarter of 2012 and $5.0 million and $1.2 million, respectively, in the year ended December 31, 2011.

Because the resolution of these matters is unknown, the Company does not anticipate including the impact of any payments or write-offs related to Ventas’s potential remedies under these leases in the Company’s operating results to be reflected in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012.

In addition, under the terms of the Company's $125 million revolving credit facility with U.S. Bank National Association, as administrative agent, and certain other lenders, the Company’s ability to borrow additional funds may be limited if the matters discussed above were deemed to be reasonably likely to have a material adverse effect on the Company or trigger a requirement for the Company to obtain a consent or waiver from U.S. Bank.

While the Company is in discussions with Ventas to resolve these issues, no assurance can be given that such discussions will result in an agreement and, if so, the terms of any such agreement.

Forward-looking Statements

Statements contained in this filing other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and plans and objectives for future operations, including the ongoing internal investigation by the Audit Committee and impact of such investigation on the Company, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.”  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them publicly in light of new information or future events.

A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.  Examples of these factors include, but are not limited to: the results of the internal investigation, if any, the litigation filed by Ventas in the United States District Court for the Northern District of Illinois on April 26, 2012 and the proposed amendment thereof filed on May 10, 2012, and any additional litigation or other proceedings brought by Ventas, other private parties (including stockholders) and/or regulatory bodies; the impact of the allegations set forth in the May 9, 2012 letter from Ventas; the scope and nature of the internal investigation; accounting issues or audit issues arising from the internal investigation, the pending Ventas litigation and any additional litigation or other proceedings brought by Ventas, other private parties (including stockholders) and/or regulatory bodies; the ability of the Company and its auditors to confirm information or data identified in the investigation; unanticipated issues regarding the investigation that prevent or delay our auditors from relying upon the investigation or that require additional efforts, documentation, procedures, review or investigation; the detection of any improper activities by our officers, employees or persons doing business with us; our ability to design or improve internal controls to address issues detected in the investigation; the impact upon operations of the investigation and possible late filing of the Company’s Form 10-Q for the period ended March 31, 2012 (the “First Quarter 10-Q”); difficulties in controlling expenses, including costs of the investigation, legal compliance matters or internal controls review; the Company’s ability to complete and file the First Quarter 10-Q; the impact under the Company’s credit agreement and other agreements to which the Company is a party if the First Quarter 10-Q is not filed within the five calendar day extension contemplated by Rule 12b-25(b) of the Securities Exchange Act of 1934, as amended, and any related impairment of the Company’s ability to meet its liquidity needs; the Company’s ability to complete and file future periodic filings with the SEC on a timely basis and to maintain its listing on the New York Stock Exchange; general business, economic and political conditions; competitive developments in the Company’s market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its business strategies and manage the risks in its business; the other factors discussed in this filing; the reactions of the marketplace, the impact on covenants and cross-default provisions in the Company’s credit facility, mortgage loans and lease agreements, and the impact on the Company’s relationships with business partners and employees, as a result of any of the foregoing risks and uncertainties; and other risks and uncertainties discussed more fully in the Company’s filings with the SEC, including those discussed under Item 1A. “Risk Factors” in its Form 10-K for the fiscal year ended December 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 14, 2012

By:	/s/ John Buono
John Buono
Senior Vice President, Chief Financial Officer & Treasurer